                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant                              [X]
Filed by a Party other than the Registrant           [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                      Allergan Specialty Therapeutics, Inc.
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                (Name of Registrant as Specified In Its Charter)


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     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box)

[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

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2.       Aggregate number of securities to which transaction applies:


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3.       Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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         Fee paid previously with preliminary materials.

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         was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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9.       Date Filed:

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

                     ALLERGAN SPECIALTY THERAPEUTICS, INC.
                               2525 DUPONT DRIVE
                                IRVINE, CA 92612

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 23, 1999

TO THE STOCKHOLDERS OF ALLERGAN SPECIALTY THERAPEUTICS, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Allergan Specialty Therapeutics, Inc., a Delaware corporation (the "Company" or "ASTI"), will be held on April 23, 1999 at 10:00 a.m., local time, at 2525 Dupont Drive, Irvine, California 92612 for the following purposes:

     1. To elect directors to serve for the ensuing year and until their successors are elected.

     2. To ratify the selection of KPMG LLP as independent auditors of the Company for its fiscal year ending December 31, 1999.

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on March 17, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ WILLIAM C. SHEPHERD
                                          William C. Shepherd
                                          Chairman of the Board,
                                          President and Chief Executive Officer

Irvine, California
March 22, 1999

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                     ALLERGAN SPECIALTY THERAPEUTICS, INC.
                               2525 DUPONT DRIVE
                                IRVINE, CA 92612

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 23, 1999

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Allergan Specialty Therapeutics, Inc., a Delaware corporation ("ASTI" or the "Company"), for use at the Annual Meeting of Stockholders to be held on April 23, 1999, at 10:00 a.m., local time, or at any adjournment or postponement thereof (the "Annual Meeting"), for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 2525 Dupont Drive, Irvine, California 92612. The Company intends to mail this proxy statement and accompanying proxy card on or about March 22, 1999, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Class A Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Class A Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors or officers. No additional compensation will be paid to directors or officers for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Class A Common Stock at the close of business on March 17, 1999 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 17, 1999 the Company had outstanding and entitled to vote 3,272,690 shares of Class A Common Stock.

     Each holder of record of Class A Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 2525 Dupont Drive, Irvine, California 92612, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2000 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is November 23, 1999. The deadline for submitting a stockholder proposal or a nomination for director that is not to be included in such proxy statement and proxy is sixty days in advance of the 2000 annual meeting of stockholders or ten days after the date on which notice of the meeting is first given to the stockholders, whichever is later. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     There are five nominees for the five Board positions presently authorized in the Company's Bylaws. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

     The names of the nominees and certain information about them are set forth below:

                                                       PRINCIPAL OCCUPATION/
               NAME                    AGE        POSITION HELD WITH THE COMPANY
               ----                    ---        ------------------------------
William C. Shepherd................    60     Chairman of the Board of Directors,
                                              President and Chief Executive Officer
Lester J. Kaplan, Ph.D.............    48     Corporate Vice President and President,
                                              Research & Development and Global
                                              BOTOX(R) of Allergan, Inc.
Alan J. Lewis, Ph.D.(1)............    53     Chief Executive Officer of Signal
                                              Pharmaceuticals, Inc.
Gary L. Neil, Ph.D.(1).............    58     President and Chief Executive Officer
                                              of Crescendo Pharmaceuticals
                                              Corporation
Marvin E. Rosenthale, Ph.D.........    65     Member, Board of Directors

---------------
(1) Member of the Audit Committee.

     William C. Shepherd, 60, has been President and Chief Executive Officer of the Company since March 1998. He also served as Chairman of the Board of Allergan, Inc., a technology-driven, global health care company ("Allergan"), from January 1996, and as Allergan's President and Chief Executive Officer from

1992, until his retirement effective January 1, 1998. Since his retirement, Mr. Shepherd has served as a consultant to Allergan. Mr. Shepherd first joined Allergan in 1966 and from 1984 to 1991, was its President and Chief Operating Officer. He is a director, and serves on the compensation committee, of Furon Company, a publicly-traded company engaged in the design, development and manufacture of highly engineered products made primarily from specially formulated high performance polymer materials, and serves on the Boards of Directors of Techniclone Corporation, a publicly-held biotechnology company engaged in the research and development of therapeutics for the treatment of cancer, and ANSYS Diagnostics, Inc, a private company engaged in the development, manufacture and marketing of disposable medical diagnostic products. Mr. Shepherd was elected to the Board in 1998.

     Lester J. Kaplan, Ph.D., 48, has served as Corporate Vice President and President, Research & Development and Global Botox(R) of Allergan since May 1998 and, from July 1996 to May 1998, was Corporate Vice President, Science and Technology of Allergan. From 1992 to 1996, he was Corporate Vice President, Research and Development of Allergan. He served as Senior Vice President, Pharmaceutical Research and Development of Allergan from 1991 to 1992, and as Senior Vice President, Research and Development of Allergan from 1989 to 1991. Dr. Kaplan is an Advisory Board Member to the Pediatric Cancer Research Foundation (PCRF) and Healthcare Ventures. He is also a member of the Board of Directors of the Orange County Performing Arts Center. He first joined Allergan in 1983 and was elected to the Allergan Board of Directors in 1994. Dr. Kaplan has been a director of ASTI since its formation in November 1997 and, from November 1997 until March 1998, was its President and Chief Executive Officer.

     Alan J. Lewis, Ph.D., 53, has served as Chief Executive Officer and director of Signal Pharmaceuticals, Inc., an integrated target and drug discovery company ("Signal"), since 1996 and as President of Signal since 1994. Prior to joining Signal, Dr. Lewis served for 15 years at Wyeth-Ayerst Research division of Wyeth Laboratories, Inc., a subsidiary of American Home Products, where he held a variety of positions, including Vice President of Research from 1990 to 1994. At Wyeth-Ayerst, Dr. Lewis was responsible for research efforts in CNS, cardiovascular, inflammatory, allergy and bone metabolism diseases. Dr. Lewis was elected to the Board in 1998 and is a member of its Audit Committee.

     Gary L. Neil, Ph.D., 58, has served as President and Chief Executive Officer and a director of Crescendo Pharmaceuticals Corporation, a pharmaceutical development and commercialization company, since 1997. From 1993 to 1997, Dr. Neil was President and Chief Executive Officer and a director of Therapeutic Discovery Corporation. From 1990 to 1993, Dr. Neil served as Executive Vice President of the Wyeth-Ayerst Research division of Wyeth Laboratories, Inc., a subsidiary of American Home Products. From 1966 to 1989, he served at The Upjohn Company in various positions, including Director, Cancer Research, Vice President, Biotechnology and Basic Research Support and Vice President, Discovery Research. Dr. Neil is also a member of the Board of Directors of Geron Corporation, a publicly held corporation and of Calydon, Inc., Camitro Inc. and Pharsight Corp., each of which is a privately held company. He is also a member of the Compensation Committee of Calydon, Inc. and Pharsight Corporation. Dr. Neil was elected to the Board in 1998 and is a member of its Audit Committee.

     Marvin E. Rosenthale, Ph.D., 65, served as President and Chief Executive Officer of Allergan Ligand Retinoid Therapeutics., Inc. ("ALRT") from December 1994 until November 1997. ALRT was formed by Allergan and Ligand Pharmaceuticals Incorporated ("Ligand") in 1994 to accelerate development of retinoid products previously being pursued in the Allergan/Ligand joint venture (the "Joint Venture"), of which Dr. Rosenthale was Vice President from August 1993 until the formation of ALRT. Prior to joining the Joint Venture, Dr. Rosenthale served as Vice President, Drug Discovery Worldwide, at R. W. Johnson Pharmaceutical Research Institute from 1990 to 1993. From 1977 to 1990, Dr. Rosenthale served in a variety of positions in drug discovery research for Ortho Pharmaceutical Corporation, including director of the divisions of pharmacology and of biological research and executive director of drug discovery research. From 1960 to 1977, he served in various positions with Wyeth Laboratories, Inc. Dr. Rosenthale is a member of the Board of Directors and the Compensation Committee of Acute Therapeutics Inc., a privately held company. Dr. Rosenthale was elected to the Board in 1998.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended December 31, 1998, the Board of Directors held three meetings. The Board has an Audit Committee. There are no other Committees of the Board of Directors, and the full Board of Directors served all functions other than those functions served by the Audit Committee.

     The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of two non-employee directors: Drs. Lewis and Neil. The Audit Committee did not meet during the fiscal year ended December 31, 1998.

     During the fiscal year ended December 31, 1998, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 1999 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited the Company's financial statements since its inception in November 1997. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of KPMG LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following tables set forth certain information regarding the ownership of the Company's Class A Common Stock and Class B Common Stock as of January 31, 1999 by: (i) each nominee for director; (ii) each of the executive officers named under "Executive Compensation and Other Information"; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Class A Common Stock or Class B Common Stock.

                                                              BENEFICIAL OWNERSHIP(1)
                                                                        OF
                                                               CLASS A COMMON STOCK
                                                              -----------------------
                                                              NUMBER OF    PERCENT OF
         BENEFICIAL OWNERS OF CLASS A COMMON STOCK            SHARES(2)      TOTAL
         -----------------------------------------            ---------    ----------
Lester J. Kaplan, Ph.D. ....................................       579            *
Alan J. Lewis, Ph.D. .......................................         0           0
Gary L. Neil, Ph.D.(3)......................................     5,000            *
Marvin E. Rosenthale, Ph.D. ................................         0           0
William C. Shepherd.........................................     1,830            *
Douglas S. Ingram...........................................       232            *
Dwight J. Yoder.............................................       181            *
Farallon Capital Management LLC(4)..........................   917,921        28.0%
  One Maritime Plaza, Suite 1325
  San Francisco, California 94111
Lourde John Constable(5)....................................   476,000        14.5%
  5 Radnor Corp. Center
  100 Matsonford Road, Suite 520
  Radnor, Pennsylvania 19087
Woodbourne Partners, L.P.(6)
  200 N. Broadway, Suite 825
  St. Louis, Missouri 63102.................................   245,200         7.5%
Wellington Management Company, LLP(7)
  75 State Street
  Boston Massachusetts 02109................................   186,770        5.71%
All executive officers and directors as a group (7
  persons)(8)...............................................     7,822            *

---------------
 * Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 3,272,690 shares of Class A Common Stock outstanding on January 31, 1999, adjusted as required by rules promulgated by the SEC.

(2) Includes shares described in footnote (1) above, as applicable.

(3) Shares held by the Beverly M. Neil and Gary L. Neil Family Trust dated 12/16/93, Beverly M. Neil and Gary L. Neil, Trustees.

(4) Amendment No. 9 to the Schedule 13G filed on December 2, 1998 was filed jointly by Andrew B. Fremder ("Fremder"), David I. Cohen ("Cohen"), Enrique
    H. Boilini ("Boilini"), Fleur E. Fairman ("Fairman"), Jason M. Fish ("Fish"), Joseph F. Downes ("Downes"), Meridee A. Moore ("Moore"), Stephen
    L. Millham ("Millham"), Thomas F. Steyer ("Steyer"), William F. Mellin ("Mellin"), Farallon Capital Partners, L.P. ("FCP"), Farallon Partners, L.L.C. ("FPLLC"), Farallon Capital Institutional Partners, L.P. ("FCIP"), Farallon Capital Institutional Partners II, L.P. ("FCIPII"), Farallon Capital Institutional Partners III, L.P. ("FCIPIII"), Farallon Capital Management LLC

    ("FCMLLC") and Tinicum Partners, L.P. ("Tinicum"). The filing was made jointly because Mr. Steyer is the senior managing member of FPLLC, Messrs. Boilini, Cohen, Downes, Fish, Fremder, Mellin, Millham and Moore are managing members of both FPLLC and FCMLLC, and Mr. Fairman is a managing member of FPLLC. FPLLC is the General Partner of FCP, FCIP, FCIPII, FCIPIII and Tinicum. The foregoing entities and individuals do not affirm membership in a group. FPLLC has shared voting and dispositive power as to 513,421 shares which includes 196,121 shares as to which FCP has shared voting and dispositive power, 208,100 as to which FCIP has shared voting and dispositive power, 41,200 shares as to which FCIPII has shared voting and dispositive power, 48,800 shares as to which FCIPIII has shared voting and dispositive power and 19,200 as to which Tinicum has shared voting and dispositive power. FCMLLC has shared voting and dispositive power as to 399,800 shares. All of the individuals (other than Fairman) have shared voting and dispositive power as to 913,221 shares, since they are the managing members of both FPLLC and FCMLLC. Fairman has shared voting and dispositive power as to 513,421 shares because he is a managing member of FPLLC only.

(5) Includes 149,800 shares as to which Lourde John Constable has sole voting and dispositive power and 326,200 shares as to which Lourde John Constable has shared voting and dispositive power.

(6) Clayton Management Company and John D. Weil have sole voting and dispositive power as to 245,200 shares, which includes 181,900 shares beneficially owned by Woodbourne Partners and 63,300 shares beneficially owned by Forsyth Joint Venture. John D. Weil is the President of Clayton Management Company, which is the General Partner of Woodbourne Partners and the Manager of Forsyth Joint Venture.

(7) Includes 29,375 shares as to which Wellington Management Company ("WMC") has shared voting power and 186,770 shares as to which WMC has shared dispositive power.

(8) See footnote (3).

                                                               BENEFICIAL OWNERSHIP
                                                                        OF
                                                               CLASS B COMMON STOCK
                                                              -----------------------
                                                              NUMBER OF    PERCENT OF
          BENEFICIAL OWNER OF CLASS B COMMON STOCK             SHARES        TOTAL
          ----------------------------------------            ---------    ----------
Allergan, Inc...............................................    1,000         100%
  2525 Dupont Drive
  Irvine, California 92612

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1998, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION OF DIRECTORS

     Each non-employee director of the Company receives an annual retainer of $10,000 plus a per meeting fee of $1,000. In the fiscal year ended December 31, 1998, the total compensation paid to each non-employee director was $13,000. The non-employee members of the Board of Directors are eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

EXECUTIVE OFFICERS

             NAME                AGE           POSITION WITH THE COMPANY
             ----                ---    ---------------------------------------
William C. Shepherd............  60     President and Chief Executive Officer
Douglas S. Ingram..............  36     Secretary and General Counsel
Dwight J. Yoder................  53     Chief Financial Officer

     Officers are appointed by and hold office at the pleasure of the Board of Directors.

     Mr. Shepherd's biography is set forth in Proposal 1 under the heading "Election of Directors -- Nominees."

     Mr. Ingram has been the Secretary and General Counsel of the Company since October 1998. He has also been the Associate General Counsel of Allergan since August 1998, and its Assistant Secretary since November 1998. Prior to that, Mr. Ingram was Allergan's Assistant General Counsel from January 1998 and Senior Attorney and Chief Litigation Counsel of Allergan from March 1996, when he first joined Allergan. Prior to joining Allergan, Mr. Ingram was, from August 1988 to March 1996, an attorney with the Orange County office of the law firm of Gibson, Dunn & Crutcher.

     Mr. Yoder has been the Chief Financial Officer of the Company since its formation in November 1997 and had been the Chief Financial Officer of Allergan Ligand Retinoid Therapeutics, Inc. from July 1995 until November 1997. Mr. Yoder has also been Senior Vice President and Controller of Allergan since July 1996 and was its Vice President and Controller from 1990, when he first joined Allergan.

COMPENSATION OF EXECUTIVE OFFICERS

     The executive officers did not receive compensation for services rendered in any capacity to the Company for the fiscal years ended December 31, 1997 and 1998.

STOCK OPTION, STOCK APPRECIATION RIGHTS, EXERCISES AND HOLDINGS

     The Company does not currently maintain an option program for its employees and is prevented by its Certificate of Incorporation from issuing any additional shares, class or series of stock without the affirmative vote of the holders of a majority of the issued and outstanding shares of the Class B Common Stock, all of which are held by Allergan. The Company did not grant any stock options or stock appreciation rights to any of its executive officers during the year ended December 31, 1998.

EMPLOYMENT AGREEMENT

     William C. Shepherd provides services to ASTI pursuant to the terms of a letter agreement between Mr. Shepherd and Allergan regarding Mr. Shepherd's retirement from Allergan, which was effective January 1, 1998. Pursuant to the terms of the letter agreement, Allergan has agreed to pay Mr. Shepherd severance payments totaling $3,210,000, on a semi-monthly basis, during the period commencing January 1, 1998 and ending 36 months following such date (the "Severance Pay Period"). In partial consideration of such severance payments, Mr. Shepherd has agreed to provide consulting services to Allergan as requested by Allergan's Chief Executive Officer for up to a maximum of 50 days per year during the Severance Pay Period. In addition, pursuant to the terms of the letter agreement, the vesting of all of Mr. Shepherd's outstanding unvested Allergan options was accelerated as of January 1, 1998. Such options are exercisable by

Mr. Shepherd at any time prior to the earlier of (a) January 1, 2003 or (b) the expiration of any such options in accordance with their terms. Under the terms of the letter agreement, Allergan has also agreed to provide Mr. Shepherd with continued medical, dental, group term life, disability and flexible spending account benefits, continued pension benefit accruals and other miscellaneous perquisites and benefits during the Severance Pay Period.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION(1)

     All of the Company's officers are affiliated with Allergan and are not separately compensated by the Company. Accordingly, the Board has not established any policies governing executive officer compensation, and compensation of such executive officers by Allergan is not directly related to their performance as executive officers of the Company.

                                          BOARD OF DIRECTORS

                                          Lester J. Kaplan, Ph.D.
                                          Alan J. Lewis, Ph.D.
                                          Gary L. Neil, Ph.D.
                                          Marvin E. Rosenthale, Ph.D.
                                          William C. Shepherd
---------------
(1) The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

PERFORMANCE MEASUREMENT COMPARISON(1)

     The following graph shows the total stockholder return of an investment of $100 in cash on March 10, 1998 (the date of which the Company's Class A Common Stock was first traded on the Nasdaq National Market) for (i) the Company's Class A Common Stock, (ii) the weighted average return of stock companies included in the Nasdaq Stock Market Total Return Index (US) ("Market Index") and
(iii) the Nasdaq Pharmaceutical Stocks Index ("Industry Index"). All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year.

     The stockholder return shown on the graph below is not necessarily indicative of future performance and the Company will not make or endorse any predictions as to future stockholder returns:

              COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT

                     ASTI              MARKET INDEX           INDUSTRY INDEX
                     ----              ------------           --------------
3/10/98               100                   100                     100
12/01/98              103                   127                     122

------------
(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP BETWEEN THE COMPANY AND ALLERGAN, INC.

     In connection with the distribution by Allergan of all of the Class A Common Stock to its stockholders in March 1998 (the "Distribution"), the Company and Allergan entered into the following agreements:

     Technology License Agreement. Pursuant to the Technology License Agreement, Allergan granted to ASTI an exclusive (subject to certain pre-existing rights), perpetual license, with certain rights to sublicense, to use certain Allergan technology (the "Allergan Technology") solely to conduct research and development with respect to products proposed by Allergan and approved by the Company's Board (the "ASTI Products") and to conduct related activities, and to commercialize such products, in the U.S. with respect to Memantine and worldwide with respect to other ASTI Products. Until a product candidate becomes an ASTI Product,

Allergan will have full rights to exploit such product, subject only to its obligations to pay royalties on net sales of products (other than ASTI Products) covered by technology developed or otherwise obtained by ASTI pursuant to the Research and Development Agreement ("Developed Technology Products") and products ("Pre-Selection Products") resulting from other research and pre-clinical development work undertaken by ASTI to determine the suitability of other lead compounds and product candidates for research and development ("Pre-Selection Work"). ASTI has agreed to enter into license arrangements to document such rights, as necessary.

     In exchange for the license to use the existing Allergan Technology relating to the ASTI Products and Allergan's commitment to make specified payments on sales of certain products, ASTI will pay a technology fee (the "Technology Fee") to Allergan and has granted Allergan the License Option and the option to independently develop Pre-Selection Products. The Technology Fee is payable monthly over a period of four years and is $833,333 per month for the first 12 months following October 23, 1997, $558,333 per month for the following 12 months, $275,000 per month for the following 12 months and $166,667 per month for the following 12 months; provided that the Technology Fee will no longer be payable at such time as fewer than two of the ASTI Products are being developed by ASTI and/or have been licensed by Allergan pursuant to Allergan's exercise of its option to commercialize an ASTI Product pursuant to the License Option Agreement described below (the "License Option").

     Either Allergan or ASTI may terminate the Technology License Agreement upon the occurrence of a material breach of the Technology License Agreement or the License Option Agreement by the other party which continues for 60 days after written notice. The Technology License Agreement will automatically terminate
(a) upon termination by ASTI of the Research and Development Agreement (described below) other than due to a breach thereof by Allergan or (b) upon termination by Allergan of the Research and Development Agreement due to a breach thereof by ASTI.

     Pursuant to the Technology License Agreement, Allergan has licensed to ASTI rights to research and develop Memantine for commercialization in the United States only. Commercialization rights to Memantine for the rest of the world other than the United States have been licensed to Allergan-Ireland. Allergan-Ireland and ASTI have entered into a cross-license agreement whereby each has exclusively licensed to the other rights to commercialize in each party's respective territory any improvements to the Memantine technology developed by the licensing party.

     Allergan Technology excludes, and ASTI will have no rights with respect to, any topical formulation of Tazarotene. Allergan is currently marketing a topical formulation of Tazarotene for the treatment of psoriasis and acne in the United States under the brand name "Tazorac" and outside of the United States under the brand name "Zorac."

     Research and Development Agreement. Under the Research and Development Agreement, Allergan has agreed to perform diligently all work necessary to conduct the activities agreed upon by Allergan and ASTI. Allergan is not required to devote any specific amount of time or resources to research and development activities under the Research and Development Agreement, and Allergan expects to devote a substantial amount of its time and resources to activities for its own account. Activities under the Research and Development Agreement are undertaken pursuant to work plans and cost estimates proposed by Allergan and accepted by ASTI. ASTI may approve all or any portion of a proposed work plan and cost estimate or may determine not to approve any proposed work plan and cost estimate. ASTI is not obligated to fund research and development of ASTI Products or Pre-Selection Work in excess of amounts reflected in approved work plans and cost estimates. Allergan is not required to undertake activities that would result in research and development costs exceeding those in approved work plans and cost estimates.

     Under the Research and Development Agreement, ASTI is expected to utilize substantially all of the $200 million contributed to it by Allergan in connection with the Distribution, plus any investment income earned thereon, less certain research and development costs, ASTI's administrative expenses and the technology fee payments described below (the "Available Funds"), to reimburse Allergan for its fully-burdened cost of activities undertaken pursuant to such agreement (the "Research and Development Costs") and Pre-Selection Work. Research and Development Costs are determined on the same basis as charged by

Allergan to its pharmaceutical company clients, and Allergan will recognize reimbursement of such amounts as research and development revenue. The corresponding research and development expenses of Allergan will offset this revenue. Under the Research and Development Agreement, ASTI also may use Available Funds for licensing technology, products or therapeutic agents from third parties and for the research and development of ASTI Products with third parties; provided, however, that Allergan's consent will be required if such activities involve Allergan Technology or could affect Allergan's rights under any of the Allergan/ ASTI Agreements or Allergan's rights as a holder of the ASTI Class B Common Stock. Any agreements between ASTI and third parties relating to ASTI Products or Developed Technology must include appropriate provisions for the protection of Allergan Technology and Developed Technology and Allergan's rights under the Allergan/ASTI Agreements. Subject to the foregoing, the amount and nature of the work to be performed by third parties will be determined by ASTI. It is anticipated that if ASTI were to fund the continued research and development of the current ASTI Products through FDA review for marketing clearance, the funding of these activities, together with Pre-Selection Work undertaken by Allergan and funded by ASTI, would require substantially all of the Available Funds.

     ASTI has agreed to use diligent efforts to research and develop ASTI Products in accordance with approved work plans and cost estimates under the Research and Development Agreement, most likely by paying Allergan or third parties to perform research and development services. ASTI is required to spend all Available Funds under the Research and Development Agreement. It is currently anticipated that ASTI will spend the Available Funds over a period of approximately three to four years. Prior to expenditure, ASTI has and will continue to invest Available Funds in certain types of high quality marketable securities. ASTI may not encumber, pledge or otherwise take any action with respect to Available Funds that could prevent the full expenditure of such funds under the Research and Development Agreement. There are no restrictions on ASTI's use of its funds other than Available Funds to conduct its business as it determines, subject to the terms of ASTI's Restated Certificate of Incorporation and the Allergan/ASTI Agreements.

     Unless ASTI agrees otherwise, all ASTI Products will be owned by ASTI or, in the case of a product licensed from a third party (or a product incorporating a therapeutic agent licensed from a third party), exclusively licensed to ASTI, in each case subject to the License Option. Any such exclusive license will be worldwide, will include the right to sublicense and will grant rights to ASTI that are substantially similar to those rights ASTI would have as the owner of such product. As between Allergan and ASTI, Allergan will own all Developed Technology, including patents, subject to ASTI's exclusive license to use Developed Technology to select and develop ASTI Products and to conduct related activities, and to commercialize ASTI Products. Allergan will determine whether and to what extent to seek patent protection for Developed Technology and/or ASTI Products. The costs of obtaining and maintaining patents covering ASTI Products during the term of the Research and Development Agreement are included as Research and Development Costs under the Research and Development Agreement.

     Allergan will make payments with respect to Developed Technology Products ("Developed Technology Royalties") to ASTI, on a country-by-country basis, equal to the sum of (i) 1% of Net Sales of such Developed Technology Product, plus
(ii) 10% of any Sublicensing Revenues with respect to such Developed Technology Product. Subject to Allergan's payment buy-out option, Developed Technology Royalties will be payable with respect to a Developed Technology Product in any country until expiration of the last to expire of the relevant patent or patents.

     Allergan will make payments with respect to Pre-Selection Products ("Pre-Selection Product Payments") to ASTI equal to the sum of (i) 1% of Net Sales of such Pre-Selection Product, plus (ii) 10% of any Sublicensing Revenues with respect to such Pre-Selection Product. Subject to Allergan's payment buy-out option, Pre-Selection Product Payments will be payable with respect to a Pre-Selection Product until seven years after the first commercial sale of such Pre-Selection Product in the first Major Market Country in which such product is commercially sold.

     In the case where Allergan is required to make payments with respect to a product that is both a Pre-Selection Product (by virtue of ASTI having funded Pre-Selection Work therefor) and a Developed Technology Product (by virtue of the issuance of a patent covering such product which claims Developed

Technology) in any country, the payment due for any period with respect to such product will be limited to the sum of (i) 1% of Net Sales, plus (ii) 10% of Sublicensing Revenues.

     In determining the Developed Technology Royalties and Pre-Selection Product Payments due to ASTI, Net Sales by Allergan will be reduced by the amount of any license payments or similar payments due to third parties from Allergan with respect to such Developed Technology Product or Pre-Selection Product. It is possible that, to develop certain products using Developed Technology or Pre-Selection Products, licenses or other arrangements with third parties may be necessary or appropriate. Such arrangements could require payments by Allergan that would reduce payments owed to ASTI.

     Allergan has the option to buy out the right of ASTI to receive Developed Technology Royalties and Pre-Selection Product Payments with respect to any Developed Technology Product or Pre-Selection Product, in each case, on either a country-by-country or worldwide basis.

     A country-by-country buy-out option may be exercised for any Developed Technology Product or Pre-Selection Product in any country at any time after the end of the twelfth calendar quarter during which the product was commercially sold in such country. The buy-out price will be 15 times the payments made by or due from Allergan to ASTI with respect to sales of such product in such country for the four calendar quarters immediately preceding the quarter in which the buy-out option is exercised. The global buy-out option may be exercised for any Developed Technology Product or Pre-Selection Product at any time after the end of the twelfth calendar quarter during which the product was commercially sold in either the United States or two other Major Market Countries. The global buy-out price will be (i) 20 times (a) the payments made by or due from Allergan to ASTI for the relevant product, plus (b) such payments as would have been made by or due from Allergan to ASTI if Allergan had not exercised any country-specific buy-out option with respect to such product, in each case, for the four calendar quarters immediately preceding the quarter in which the global buy-out option is exercised, less (ii) any amounts previously paid to exercise any country-specific buy-out option with respect to such product.

     The Research and Development Agreement will terminate upon the exercise or expiration of the Purchase Option; provided, however, that Allergan's obligation to pay Developed Technology Royalties and Pre-Selection Product Payments will continue if the Purchase Option expires unexercised. Either party may terminate the Research and Development Agreement if the other party (i) breaches a material obligation thereunder or under the Technology License Agreement, the License Option Agreement or any license thereunder (if such breach continues for 60 days after written notice by the terminating party), or (ii) enters into any proceeding, whether voluntary or involuntary, in bankruptcy, reorganization or similar arrangement for the benefit of creditors. In addition, ASTI's expenditures under the Research and Development Agreement relating to an ASTI Product in any country will terminate after exercise of the License Option for such ASTI Product in such country if the development of such ASTI Product is being continued by Allergan, alone or with a third party, and if Allergan elects not to include ASTI in the continuing development activities related to the ASTI Product. If Allergan does include ASTI in such development activities, ASTI may continue to fund all or a portion of Research and Development Costs, even after any arrangement with the third party has been executed, subject to ASTI's continued approval of the work plans and cost estimates for the ASTI Product.

     License Option Agreement. Pursuant to the License Option Agreement, ASTI has granted the License Option to Allergan pursuant to which Allergan may, on a product-by-product and country-by-country basis, obtain from ASTI a perpetual, exclusive license (with the right to sublicense) to research, develop, make, have made and use an ASTI Product and to sell and have sold such product (a "Licensed Product") in the country or countries as to which the License Option is exercised (the "Territory"). Allergan may exercise the License Option with respect to any ASTI Product on a country-by-country basis at any time until (i) with respect to the United States, 30 days after FDA clearance to market such ASTI Product in the United States and (ii) with respect to all other countries, 90 days after the earlier of (a) clearance by the appropriate regulatory agency to market such ASTI Product in such country, or (b) clearance by the FDA to market the ASTI Product in the United States. The License Option will expire, to the extent not previously exercised, 30 days after the expiration of the Purchase Option. Allergan must exercise the License Option for any country prior to the date of the first commercial sale of the ASTI Product in such country. Even if Allergan exercises its License Option with respect to an ASTI Product, ASTI may continue to fund the development of such product to the extent proposed by Allergan and accepted by ASTI's Board of Directors.

     If Allergan exercises the License Option for an ASTI Product, ASTI and Allergan will enter into a License Agreement with respect to such product (thereafter a "Licensed Product"), and Allergan will be required to use diligent efforts to complete the research and development of and to commercialize such Licensed Product in each Major Market Country covered by the License Agreement. Allergan will devote to its commercialization efforts the same resources as other pharmaceutical companies of similar size devote to products with similar market potential and similar relative importance in their product portfolios and may use reasonable discretion in allocation of its resources in performing such obligations.

     Allergan will make payments (the "Product Payments") to ASTI with respect to each Licensed Product as follows: (a) if the Licensed Product is sold by Allergan, royalties of up to a maximum of 6% of Net Sales of the Licensed Product determined as follows: (i) 1% of Net Sales of the Licensed Product, plus
(ii) an additional 0.1% of such Net Sales for each full $1 million of Research and Development Costs of the Licensed Product paid by ASTI; and (b) if the Licensed Product is sold by a third party, sublicensing fees of up to a maximum of 50% of Sublicensing Revenues with respect to such Licensed Product determined as follows: (i) 10% of such Sublicensing Revenues, plus (ii) an additional 1% of Sublicensing Revenues for each full $1 million of Research and Development Costs of the Licensed Product paid by ASTI. For purposes of determining the payments due for any quarter, Research and Development Costs will be determined as of the last day of the immediately preceding calendar quarter. Because the marketing expenses associated with a newly introduced product during the first few years after launch are generally significantly higher than those for an established product, the Product Payments will not exceed 3% of Net Sales, on a quarterly basis, for the first twelve calendar quarters during which the Licensed Product is commercially sold in the first Major Market Country. As a result of this provision, if a Licensed Product were to be cleared for marketing in a country or countries that are not Major Market Countries prior to marketing clearance in the first Major Market Country and Product Payments in such countries would exceed 3% of Net Sales, the Product Payment rates in such countries will not exceed 3% for the first twelve calendar quarters during which the Licensed Product is commercially sold in the first Major Market Country.

     In determining the payments due to ASTI with respect to any Licensed Product, Net Sales by and Sublicensing Revenues of Allergan will be reduced by the amount of any license or similar payments made by or due from Allergan to third parties with respect to sales of such Licensed Product in the Territory. It is possible that, to develop the ASTI Products, licenses or other arrangements with third parties may be necessary or appropriate. Such arrangements could also require payments by Allergan that would reduce the Product Payments owed to ASTI.

     Subject to Allergan's buy-out option described below, Product Payments will commence on the date of the first commercial sale of such Licensed Product in any country for which the License Option has been exercised. Allergan will make such Product Payments, with respect to all countries for which the License Option has been exercised, until 10 years after the first commercial sale of the Licensed Product in the first Major Market Country in which such product is commercially sold.

     Allergan has the option to buy out ASTI's right to receive Product Payments for any Licensed Product on either a country-by-country or global basis. A country-specific buy-out option may be exercised for any Licensed Product at any time after the end of the twelfth calendar quarter during which the product was commercially sold in such country. The global buy-out option may be exercised for any Licensed Product, for all countries for which Allergan has exercised the License Option, at any time after the end of the twelfth calendar quarter during which the product was commercially sold in either the United States or two other Major Market Countries. The buy-out price in the case of a country-specific buy-out will be 15 times the Product Payments made by or due from Allergan to ASTI with respect to such Licensed Product in such country for the four calendar quarters immediately preceding the quarter in which the buy-out option is exercised. The buy-out price in the case of a global buy-out will be (i) 20 times (a) the Product Payments made by or due from Allergan to ASTI with respect to the Licensed Product, plus (b) such Product Payments as would have been made by or due from Allergan to ASTI if Allergan had not exercised any country-specific buy-out option with respect to such Licensed Product, in each case for the four calendar quarters immediately preceding the quarter in which the global buy-out option is exercised, less (ii) any amounts previously paid to exercise any country-specific buy-out option with respect to such Licensed Product. In either case, the buy-out price will be computed as if Product Payments were not limited to 3% of Net Sales during early marketing as described above. At the time Allergan exercises the global buyout option for any Licensed Product, the License Option for such product will expire for all countries for which it has not been exercised.

     If Allergan exercises the License Option for any ASTI Product, Allergan will continue to own and have the right to use any clinical supplies, materials and other assets purchased, manufactured or developed for use in the development of such ASTI Product under approved work plans and cost estimates (the "Development Assets"), without any additional payment to or reimbursement of ASTI. To the extent Allergan does not exercise the License Option for any ASTI Product prior to its expiration, or to the extent Allergan notifies ASTI that it will not exercise its License Option for any ASTI Product, Allergan must make Development Assets relating to such ASTI Product available to ASTI at no charge, unless such Development Assets are being used under the Research and Development Agreement.

     During the term of the License Agreement for a Licensed Product, Allergan will provide quarterly reports to ASTI detailing payments due for such period with respect to the Licensed Product. Such reports will be due 90 days after the end of each calendar quarter and will indicate the quantity and dollar amount of Net Sales of or Sublicensing Revenue relating to the Licensed Product, or other consideration in respect of Net Sales, during the quarter covered by such report. No more than once in each calendar year upon reasonable notice and during regular business hours, at ASTI's expense, Allergan is required to make available for inspection by an independent public accountant selected by ASTI such records of Allergan as may be necessary to verify the accuracy of reports and payments made under the License Agreement. Allergan must provide similar reports and records with respect to all Developed Technology Products and Pre-Selection Products.

     A License Agreement may be terminated by ASTI in the event that Allergan
(i) breaches any material obligation under the License Agreement (which breach continues for a period of 60 days after written notice by ASTI) or (ii) enters into any proceeding, voluntary or involuntary, in bankruptcy, reorganization or similar arrangement for the benefit of its creditors. Allergan may terminate a License Agreement as to any country upon 30 days' written notice to ASTI.

     To the extent Allergan does not exercise the License Option with respect to any ASTI Product, ASTI will retain exclusive rights to develop and commercialize such ASTI Product.

     Purchase Option. Under ASTI's Restated Certificate of Incorporation, Allergan has an exclusive, irrevocable option to purchase all, but not less than all, of the issued and outstanding Class A Common Stock (the "Purchase Option"). Allergan may exercise the Purchase Option by written notice to ASTI at any time during the period beginning immediately after the Distribution and ending on December 31, 2002; provided that such date will be extended for successive six month periods if, as of any June 30 or December 31 beginning with June 30, 2001, ASTI has not paid or accrued expenses for at least 95% of all Available Funds pursuant to the Research and Development Agreement. The Purchase Option will in any case terminate on the 90th day after the date (the "Statement Date") on which Allergan receives notice that the amount of cash and marketable securities held by ASTI is less than $15 million. All certificates evidencing Class A Common Stock will bear a legend indicating that such shares are subject to the Purchase Option. If the Purchase Option is exercised, the exercise price (the "Purchase Option Exercise Price") will be the greatest of:

          (a) (i) 25 times the aggregate of (a) all worldwide payments made by and all worldwide payments due to be made by Allergan to ASTI with respect to all Licensed Products, Developed Technology Products and Pre-Selection Products for the four calendar quarters immediately preceding the quarter in which the Purchase Option is exercised (the "Base Period") and (b) all payments that would have been made and all payments due to be made by Allergan to ASTI during the Base Period if Allergan had not previously exercised its payment buy-out option with respect to any product; provided, however, that, for the purposes of the foregoing calculation, for any product which has not been commercially sold during each of the four calendar quarters in the Base Period, Allergan will be deemed to have made Product

     Payments, Developed Technology Royalties and Pre-Selection Product Payments to ASTI for each such quarter equal to the average of the payments made during each of such calendar quarters during which such product was commercially sold, less (ii) any amounts previously paid to exercise any payment buy-out option for any product;

          (b) the fair market value of 500,000 shares of Allergan Common Stock determined as of the date Allergan provides notice of its intention to exercise its Purchase Option;

          (c) $250 million less the aggregate amount of all Technology Fee payments and Research and Development Costs paid or incurred by ASTI as of the date the Purchase Option is exercised; or

          (d) $60 million.

     In each case, the amount payable as the Purchase Option Exercise Price will be reduced to the extent, if any, that ASTI's liabilities at the time of exercise (other than liabilities under the Research and Development Agreement, the Services Agreement and the Technology License Agreement) exceed ASTI's cash and cash equivalents and short-term and long-term investments (excluding the amount of Available Funds remaining at such time). For this purpose, liabilities will include, in addition to liabilities required to be reflected on ASTI's financial statements under generally accepted accounting principles, certain contingent liabilities relating to guarantees and similar arrangements.

     Allergan must pay the Purchase Option Exercise Price in cash. For the purpose of determining the Purchase Option Exercise Price, the fair market value of Allergan Common Stock shall be deemed to be the average of the closing sales price of Allergan Common Stock on the New York Stock Exchange for the 20 trading days ending with the trading day that is two trading days prior to the date of determination.

     The closing of the acquisition of the Class A Common Stock pursuant to exercise of the Purchase Option will take place on a date selected by Allergan, but no later than 60 days after the exercise of the Purchase Option unless, in the judgment of Allergan, a later date is required to satisfy any applicable legal requirements or to obtain required consents. Between the time of exercise of the Purchase Option and the time of closing of the acquisition of the Class A Common Stock, ASTI may not, without Allergan's consent, incur additional debt, dispose of assets, pay or declare any dividends or operate its business other than in the ordinary course.

     At Allergan's election, ASTI may redeem on such closing date the Class A Common Stock for an aggregate redemption price equal to the final Purchase Option Exercise Price. Any such redemption would be in lieu of Allergan paying the final Purchase Option Exercise price directly to holders of Class A Common Stock, and would be subject to Allergan providing the final Purchase Option Exercise Price to ASTI to allow ASTI to pay the redemption price.

     In the event that prior to Allergan's exercise of the Purchase Option, the number of outstanding shares of Allergan Common Stock is increased by virtue of a stock split or a dividend payable in Allergan Common Stock or the number of such shares is decreased by virtue of a combination or reclassification of such shares, then the number of shares of Allergan Common Stock used to compute the Purchase Option Exercise Price (if the Purchase Option Exercise Price is the fair market value of 500,000 shares of Allergan Common Stock) shall be increased or decreased, as the case may be, in proportion to such increase or decrease in the number of outstanding shares of Allergan Common Stock.

     Distribution Agreement. Under the Distribution Agreement, Allergan contributed $200 million in cash to ASTI prior to the Distribution, and distributed the Class A Common Stock to the Holders. Under the Distribution Agreement, Allergan has agreed to indemnify ASTI's officers and directors to the same extent such persons are entitled to indemnification under ASTI's Restated Certificate of Incorporation if Allergan exercises the Purchase Option.

     Services Agreement. ASTI and Allergan have entered into a Services Agreement pursuant to which Allergan has agreed to provide ASTI with administrative services, including accounting and legal services, and other services as mutually agreed on a fully-burdened cost reimbursement basis. The initial term of the Services Agreement expired on December 31, 1998, but such agreement was renewed and will continue to be renewed automatically for successive one-year terms during the term of the Research and Development

Agreement, until six months after the expiration of the Purchase Option. ASTI may terminate the Services Agreement at any time upon 60 days' written notice.

OTHER RELATIONSHIPS AND TRANSACTIONS

     Mr. Shepherd provides services to the Company pursuant to the terms of a letter agreement between Mr. Shepherd and Allergan regarding Mr. Shepherd's retirement from Allergan, as described under the caption "Executive Compensation -- Employment Agreements."

     On or about July 22, 1998, Allergan entered into a multi-year research and development collaboration with the Parke-Davis Pharmaceutical Research Division of Warner-Lambert Company ("Warner-Lambert") to identify, develop and commercialize up to two RXR subtype selective retinoid compounds for the treatment of metabolic diseases, including adult-onset diabetes, insulin resistant syndromes and dyslipidemias (the "Collaboration Agreement"). The technologies involved in the collaboration were previously licensed by ASTI from Allergan, pursuant to the Technology License Agreement. Pursuant to a letter agreement between Allergan and ASTI dated November 29, 1998 (the "Collaboration Letter Agreement"), ASTI is entitled to receive Pre-Selection Product Payments representing a portion of up to $104 million in technology access fees and development milestones to be received by Allergan pursuant to the Collaboration Agreement. In addition, ASTI is entitled to royalties on net sales of developed products, depending on actual lead compound selection and sales results. In 1998, ASTI received $500,000 pursuant to the Collaboration Letter Agreement, representing ASTI's portion of certain milestone payments made by Warner-Lambert.

     The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party be reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's Bylaws.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ WILLIAM C. SHEPHERD
                                          William C. Shepherd
                                          Chairman of the Board, President
                                          and Chief Executive Officer

March 22, 1999

PROXY               ALLERGAN SPECIALTY THERAPEUTICS, INC.                PROXY

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS
     FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 23, 1999

        The undersigned hereby appoints Douglas S. Ingram and Dwight J. Yoder, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Allergan Specialty Therapeutics, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company, located at 2525 Dupont Drive, Irvine, CA 92612, on Friday, April 23, 1999, at 10:00 a.m., local time, and at any and all continuations, adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

        UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

                                                            (See Reverse Side)

    Please mark your
[ ] votes as in this
    example

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

1. To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected.

                      FOR             WITHHELD
                      [ ]               [ ]

NOMINEES: Lester J. Kaplan, Ph.D., Alan J. Lewis, Ph.D., Gary L. Neil, Ph.D.,
          Marvin E. Rosenthale, Ph.D. and William C. Shepherd

   To withhold authority to vote for any nominee(s), write such nominee(s) name(s) below:

   -------------------------------------------------------------------------
MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

2. To ratify the selection of KPMG LLP as independent auditors of the Company for its fiscal year ending December 31, 1999.

                 FOR              AGAINST            ABSTAIN
                 [ ]                [ ]                [ ]


                                   Please sign exactly as name appears hereon.
                                   If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

                                   Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.


                                   ------------------------------------------


                                   ------------------------------------------
                                   Signature(s)                     Date